Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (No. 333-147217 and No. 333-214949) on Form S-3 of Compass Diversified Holdings of our report dated May 31, 2017, relating to the consolidated financial statements of Rimports Inc. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ Hawkins

Orem, Utah
April 19, 2018